UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2010

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania		19087
(Address of principal executive offices)		(Zip code)

(610) 251-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.       Submission of Matters to a Vote of Security Holders

            Triumph Group, Inc. (“Triumph”) held a special meeting of its stockholders on May 28, 2010 to submit the following proposals to a vote of stockholders: (i) to approve the issuance of Triumph common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of March 23, 2010, by and among Vought Aircraft Industries, Inc. (“Vought”), Triumph, Spitfire Merger Corporation, a direct, wholly owned subsidiary of Triumph, and TC Group, L.L.C., as the Holder Representative (the “Merger Proposal”) and (ii) to adjourn the Triumph special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal (the “Adjournment Proposal”).

            At the special meeting, the Merger Proposal was approved by holders of Triumph’s common stock, with 15,080,215 votes cast “For”, 3,379 votes cast “Against,” 1,934 “Abstaining,” and no broker non-votes.  The Adjournment Proposal, which was deemed moot by the approval of the Merger Proposal, received 13,908,970 votes cast “For”, 1,092,294 votes cast “Against,” 84,264 “Abstaining,” and no broker non-votes.

            The Merger Proposal and the Adjournment Proposal are described in detail in Triumph’s proxy statement for the special meeting dated April 29, 2010 and mailed to stockholders on or about April 29, 2010.

Item 8.01.       Other Events.

            On May 28, 2010, Triumph issued a press release to announce that at its special meeting of stockholders held on May 28, 2010, Triumph stockholders approved the issuance of Triumph common stock in connection with the proposed acquisition of Vought.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.       Financial Statements and Exhibits.

99.1     Press Release dated May 28, 2010.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2010	TRIUMPH GROUP, INC.
	By:	/s/ John B. Wright, II
John B. Wright, II
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 28, 2010.